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                          Subsidiaries of the Registrant


     -    Digital Telecommunication Systems / ZWUT
          Warsaw, Poland
          90% owned

     -    Polish Microwave Incorporated
          Texas
          100% owned

     -    Telereunion, Inc.
          Deleware
          100% owned

     -    Vextro de Mexico
          Mexico City, Mexico
          97% owned by Telereunion, Inc.